                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                             MICHAEL FOODS, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                                     N/A
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:


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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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    (4) Proposed maximum aggregate value of transaction:


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    (5) Total fee paid:


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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                            Michael Foods Inc. logo

                        324 PARK NATIONAL BANK BUILDING
                             5353 WAYZATA BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55416

                                                                  April 25, 1997

Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Michael Foods, Inc. to be held in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota on Thursday, June 5, 1997, at 4:00 p.m., local time.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting there will be a report on the operations of the Company. After the business of the meeting has been concluded, shareholders will be given the opportunity to ask appropriate questions.

     The items requiring shareholder approval are the election of directors, ratification of the 1997 Stock Incentive Plan and the ratification of the appointment of auditors for the year 1997. We recommend that you vote FOR these proposals, which are set forth in more detail in the accompanying Proxy Statement.

     Whether or not you can attend the Annual Meeting, please complete, sign, date and mail the enclosed proxy card promptly. This action will not limit your right to revoke your proxy in the manner described in the accompanying Proxy Statement or to vote in person if you wish to attend the Annual Meeting and vote personally.

                                          Sincerely,

                                          /s/ Gregg A. Ostrander
                                          Gregg A. Ostrander
                                          President and Chief Executive Officer

                              MICHAEL FOODS, INC.
                           -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 5, 1997
                           -------------------------

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Michael Foods, Inc., a Minnesota corporation, will be held in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, at 4:00 p.m., local time, on Thursday, June 5, 1997.

     This meeting is being held for the following purposes:

          1. To elect nine (9) persons to serve as directors until the next annual election and until their successors are duly elected and qualified.

          2. To ratify the 1997 Stock Incentive Plan of Michael Foods, Inc. and Affiliated Companies.

          3. To ratify the appointment of Grant Thornton LLP as independent auditors for the year ending December 31, 1997.

          4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on April 7, 1997 will be entitled to notice of or to vote at the meeting. Whether or not you plan to be present at the meeting, please sign and return the accompanying form of proxy in the enclosed postage prepaid envelope at your earliest convenience.

                                          /s/Jeffrey Shapiro
                                          Jeffrey M. Shapiro
                                          Executive Vice President and Secretary

Minneapolis, Minnesota
April 25, 1997

                              MICHAEL FOODS, INC.
                        -------------------------------
                                PROXY STATEMENT
                        -------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 5, 1997

     This Proxy Statement is furnished to shareholders of Michael Foods, Inc., a Minnesota corporation (formerly known as North Star Universal, Inc.), (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") for use at the Annual Meeting of Shareholders of the Company to be held on June 5, 1997 (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. The mailing date of this Proxy Statement and enclosed form of proxy is April 25, 1997.

     Information in this Proxy Statement reflects the completion of the reorganization of the Company and Michael Foods, Inc., a Delaware corporation ("MFD"), on February 28, 1997. All historical information relates to the business of MFD. In connection with the reorganization with MFD, all of the assets, liabilities and businesses of the Company unrelated to MFD were spun off to ENStar Inc. Historical information with respect to ENStar Inc. may be found in the ENStar Inc. Form 10-K for the year ended December 31, 1996 (SEC File No. 333-12301).

     The cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the form of proxy, including the reimbursement of banks, brokers and other nominees for forwarding proxy materials to beneficial owners is estimated at $15,000 and will be borne by the Company. Proxies may also be solicited personally or by telephone by directors, officers and regular employees of the Company who will receive no additional compensation. A shareholder giving a proxy may revoke it at any time prior to the voting of the proxy by filing with any officer of the Company a written notice of revocation or another proxy bearing a later date. Unless otherwise noted on the proxy, the proxies will vote for the proposals set forth herein. Any written notice of revocation or subsequently dated proxy should be mailed or delivered to Jeffrey
M. Shapiro, Executive Vice President and Secretary, Michael Foods, Inc., 324 Park National Bank Building, 5353 Wayzata Boulevard, Minneapolis, Minnesota 55416.

     The close of business on April 7, 1997 was fixed by the Board as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On April 1, 1997, the Company had outstanding 21,052,322 shares of common stock, $.01 par value per share (the "Common Stock"). The Common Stock is the Company's only class of voting securities and each share entitles the holder to one vote on all matters to come before the meeting. There is no cumulative voting in electing directors.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter upon which the shareholder has abstained. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     A copy of the Company's Annual Report for the year 1996, including financial statements, accompanies this Proxy Statement. The Company will also provide upon request a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for its most recent fiscal year. Such request should be made to the Secretary of the Company at the address shown above.

                             ELECTION OF DIRECTORS

     Pursuant to the by-laws of the Company, the Board has fixed at nine (9) the number of directors to be elected at the Annual Meeting. Unless otherwise indicated thereon, the proxy holders will vote for the election of the nominees listed below to serve until the next annual meeting of shareholders and until their successors are elected and qualified. All of the nominees are members of the present Board. If any nominee shall be unavailable for election to the Board, the holders of proxies will vote for a substitute. Management has no reason to believe that any of the nominees will be unable to serve if elected to office.

     The nine (9) nominees who receive the highest number of votes will be elected directors of the Company. The Board recommends a vote FOR the election of each of the nominees listed below.

NOMINEES

     The following table sets forth certain information regarding the nominees.

                                                                                           FIRST BECAME
                                                                                           A DIRECTOR OF
             NAME                AGE                  BIOGRAPHICAL SUMMARY                  THE COMPANY
             ----                ---                  --------------------                 -------------
Arvid C. Knudtson..............  70    Chairman of the Board since February, 1997.              1987
                                       Consultant. Principal in ACK Financial, a
                                       financial services firm serving the agricultural
                                       market, from 1988 to 1993.
Gregg A. Ostrander.............  44    President and Chief Executive Officer of the             1994
                                       Company since January 1994. Chief Operating
                                       Officer from February 1993 to December 1993.
                                       President of Swift-Eckrich Prepared Foods from
                                       December 1990 to February 1993. Mr. Ostrander is
                                       also a director of Arctic Cat Inc.
Maureen B. Bellantoni..........  48    Vice President and Chief Financial Officer of Sara       1996
                                       Lee Meat Group, a division of Sara Lee
                                       Corporation, since 1994. Vice President of Finance
                                       and Chief Financial Officer of PYA Monarch, a
                                       division of Sara Lee Corporation, from 1993 to
                                       1994. Ms. Bellantoni held various positions with
                                       Emerson Electric Company from 1974 to 1993.
Richard A. Coonrod.............  66    President of Coonrod Agriproduction Corporation, a       1993
                                       food and agribusiness consulting and investment
                                       firm, since 1985. General Partner of The Food
                                       Fund, a Minneapolis-based limited partnership
                                       specializing in food-related investments, since
                                       1990. Mr. Coonrod is also a director of Orange-co,
                                       Inc.
Miles E. Efron.................  70    Chairman of the Board of Directors of ENStar Inc.        1988
                                       Held same position with North Star Universal, Inc.
                                       from 1991-1996. Mr. Efron is also a director of
                                       Editek, Inc.
Joseph D. Marshburn............  68    Senior Vice President of Citrus World, Inc., a           1987
                                       citrus processing and marketing cooperative, since
                                       1993. Chief Executive Officer of Citrus World,
                                       Inc. from 1978 to 1993.
Jeffrey J. Michael.............  40    President and Chief Executive Officer of ENStar          1990
                                       Inc. Held same positions with North Star
                                       Universal, Inc. from 1990-1996. Mr. Michael is
                                       also a director of ENStar Inc. and CorVel
                                       Corporation.
Arthur J. Papetti..............  32    Vice President of Operations since 1992 of               1997
                                       Papetti's Hygrade Egg Products, Inc. (now a
                                       wholly-owned subsidiary of the Company).
Stephen T. Papetti.............  39    Executive Vice President since 1992 of Papetti's         1997
                                       Hygrade Egg Products, Inc. (now a wholly-owned
                                       subsidiary of the Company).

CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

     Audit Committee. The Company has a standing Audit Committee which currently consists of Mr. Michael as Chairman, Mr. Marshburn and Mr. Knudtson. The Audit Committee reviews, recommends and reports to the Board on (1) the independent auditors, (2) the quality and effectiveness of internal controls, (3) engagement or discharge of the independent auditors, (4) professional services provided by the independent auditors, and (5) the review and approval of major changes in the Company's accounting principles and practices. During 1996, the Audit Committee held eight meetings, including five special meetings related to the acquisition of Papetti's Hygrade Egg Products, Inc. and affiliated companies.

     Compensation Committee. The Company has a standing Compensation Committee which currently consists of Mr. Efron as Chairman, Ms. Bellantoni and Mr. Coonrod. The Compensation Committee considers and recommends to the Board salary schedules and other remuneration for the Company's executive officers. This committee also administers the Company's 1987 Incentive Stock Option Plan, 1987 Non-Qualified Stock Option Plan, 1994 Executive Incentive Plan and 1994 Executive Performance Stock Award Plan. The Committee will also administer the 1997 Stock Incentive Plan of Michael Foods, Inc. and Affiliated Companies, pending shareholder ratification. During 1996, the Compensation Committee met once.

     During the year ended December 31, 1996, the Board held four regular meetings and five special meetings. All directors attended more than 75% of the meetings of the Board and committees on which they sit.

     Directors who are not officers or employees of the Company receive an annual retainer of $20,000. Directors incurring travel expenses to attend meetings are reimbursed in full. The total directors' fees and travel expense reimbursements in the year 1996 was $237,842.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The rules of the Securities and Exchange Commission require disclosure of late Section 16 filings by Company directors and executive officers. Based on the information provided to the Company, the Company is not aware of any director or executive officer who failed to timely file any report required to be filed.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers during each of the last three fiscal years.

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                  ANNUAL COMPENSATION   ------------
                                         FISCAL   -------------------      STOCK          ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR     SALARY    BONUS(1)    OPTIONS(2)    COMPENSATION(3)
      ---------------------------        ------    ------    --------    ----------    ---------------
Gregg A. Ostrander.....................   1996    $309,000   $     --      44,500          $6,528
  President & Chief Executive Officer     1995     294,000    201,230      40,000           6,410
                                          1994     280,000    203,000      20,000           7,370

Jeffrey M. Shapiro.....................   1996     250,000         --       3,000           6,696
  Executive Vice President & Secretary    1995     238,000    162,850      15,000           6,316
                                          1994     226,000    163,850          --           6,676

Norman A. Rodriguez....................   1996     182,730     35,267       3,000           6,726
  President, Crystal Farms Refrigerated   1995     176,000    167,200          --           6,212
  Distribution Company                    1994     176,000    140,800          --           6,242

John D. Reedy..........................   1996     195,000         --       3,000           6,835
  Vice President -- Finance, Chief        1995     185,000    126,618      27,000           6,227
  Financial Officer & Treasurer           1994     176,000    127,595          --           6,971

Bill L. Goucher........................   1996     188,000         --      18,000           6,349
  President, M. G. Waldbaum Company       1995     179,000    155,919      20,000           6,372
                                          1994     169,500     84,746          --           5,568

-------------------------
(1) Amounts include Common Stock incentive awards paid under the 1994 Executive Incentive Plan, as Amended Effective January 1, 1995 and the 1994 Executive Incentive Plan as follows (1995/1994): Mr. Ostrander $57,750/$34,999; Mr. Shapiro $46,703/$28,246; Mr. Rodriguez $35,211/$22,005; Mr. Reedy
    $36,334/$22,005; Mr. Goucher $35,088/$21,193. Awards for 1995 represent 50%
    of the amount earned for 1995 performance under the vesting schedule of the 1994 Executive Incentive Plan, as Amended Effective January 1, 1995, and 30% of the amount earned for 1994 performance under the vesting schedule of the 1994 Executive Incentive Plan. Awards for 1994 represent 50% of the amount earned for 1994 performance under the vesting schedule of the 1994 Executive Incentive Plan (see "Report of Compensation Committee on Executive Compensation"). 1995 awards were valued using the closing price of the Common Stock on February 20, 1996 of $11.125 and 1994 awards were valued using the closing price of the Common Stock on February 22, 1995 of $11.125, resulting in share awards as follows (1995/1994): Mr. Ostrander 5,191 shares/3,146 shares; Mr. Shapiro 4,198/2,539; Mr. Rodriguez 3,165/1,978; Mr. Reedy 3,266/1,978; Mr. Goucher 3,154/1,905. There were no Common Stock incentive awards paid for 1996 performance under the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996.

(2) Number of shares of Common Stock purchasable under option grants. Pursuant to the 1994 Executive Incentive Plan, as amended effective January 1, 1995, stock option awards were made to certain executive officers in February, 1996 based upon 1995 performance. The number of shares of Common Stock purchasable under such option awards made to named executive officers were:
    Mr. Ostrander, 4,500 shares; Mr. Shapiro, 3,000 shares; Mr. Rodriguez, 3,000 shares; Mr. Reedy, 3,000 shares; and Mr. Goucher, 3,000 shares.

(3) Reflects the value of the Company's contributions under the Retirement Savings Plan and the value of life insurance premiums paid by the Company.

OSTRANDER EMPLOYMENT AGREEMENT

     Effective January 1, 1994, the Company entered into a three year employment agreement with Mr. Ostrander (the "Ostrander Employment Agreement") in connection with his appointment as President and Chief Executive Officer. The agreement provided for an annual base salary of $280,000 and entitles Mr. Ostrander to participate in the Michael Foods, Inc. 1994 Executive Incentive Plan ("1994 Executive Incentive Plan") and other fringe benefit plans established by the Company for its executive officers. The agreement also provided for a non-qualified stock option to purchase 20,000 shares of Common Stock at an exercise price of $8.125, which was granted to Mr. Ostrander on January 3, 1994. The option vests ratably over five years and expires January 3, 2004. In the event Mr. Ostrander's employment is terminated by incapacity, death or thirty days' written notice by the Company, Mr. Ostrander will receive a termination payment equal to the remaining base salary due under this agreement, but in any event not less than two years' base salary, plus 50% of such base salary amount in lieu of any incentive compensation or options to purchase Common Stock for the remaining term of the agreement, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. In the case of incapacity or death, or termination by the Company without cause (which is defined to include termination after a change in control), all options to purchase Common Stock granted to Mr. Ostrander become fully vested.

     If Mr. Ostrander's employment is terminated by Mr. Ostrander providing the Company with thirty days' written notice, he is to receive as a termination payment one year's base salary, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. If the Company terminates Mr. Ostrander without notice for cause, no amount will be paid beyond the last day of service by Mr. Ostrander and he will not be entitled to any incentive compensation or options to purchase Common Stock for the year of termination.

     Effective January 1, 1995, the Company and Mr. Ostrander agreed to enter into Amendment No. 1 to the Ostrander Employment Agreement. The amendment provided for an annual base salary of at least $294,000 effective January 1, 1995. The amendment also provided for a non-qualified stock option to purchase 40,000 shares of Common Stock at an exercise price of $10.00, which was granted to Mr. Ostrander on January 3, 1995. The option vests ratably over five years and expires January 3, 2005. The amendment further provided for a non-qualified stock option to purchase 40,000 shares of Common Stock to be granted on January 2, 1996 at an exercise price equal to the price of the Common Stock as of the close of business on that date, or $10.00 per share, whichever is greater. This non-qualified option was awarded January 2, 1996 at an exercise price of $11.875. The option vests ratably over five years and expires on January 2, 2006.

     Amendment No. 1 to the Ostrander Employment Agreement also added an additional termination provision whereby, if Mr. Ostrander's employment is terminated by the Company without cause due to a change in control of the Company and thereafter Mr. Ostrander's duties are substantially reduced or negatively altered without his prior written consent, Mr. Ostrander will receive as a termination payment all amounts due under the agreement as base salary, but in any event not less than two years' base salary, plus 50% of such base salary amount in lieu of any incentive compensation and options to purchase Common Stock for the remaining term of the agreement, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination.

     Effective January 1, 1996, the Company and Mr. Ostrander entered into Amendment No. 2 to the Ostrander Employment Agreement, which extended the termination date of the agreement one year to December 31, 1997 and established Mr. Ostrander's annual base salary as being at least $309,000 from January 1, 1996 through December 31, 1997. Effective April 1, 1997, the Company established Mr. Ostrander's annual base salary as $345,000.

SHAPIRO EMPLOYMENT AGREEMENTS

     Effective January 1, 1990, the Company entered into a five year employment agreement with Mr. Shapiro. The agreement provided for an annual base salary of $180,000 in 1990, with such amount increasing $10,000 per year for each of the remaining four years. Mr. Shapiro also participated in the Company's annual incentive compensation plan and other fringe benefit plans established by the Company for its executive officers. In addition, the agreement provided for a fully-vested non-qualified stock option to purchase 15,000 shares of Common Stock with an exercise price of $9.33, which was granted to Mr. Shapiro on January 2, 1990.

     Effective January 1, 1995, the Company and Mr. Shapiro entered into a new two year employment agreement (the "Shapiro Employment Agreement"). The agreement provides for an annual base salary of at least $238,000 and entitles Mr. Shapiro to participate in the 1994 Executive Incentive Plan and other fringe benefit plans established by the Company for its executive officers. In the event Mr. Shapiro's employment is terminated by incapacity, death, or by thirty days' written notice by the Company, Mr. Shapiro will receive as a termination payment all amounts due under the agreement as base salary, but in any event not less than one year's base salary, plus 50% of such base salary amount in lieu of any incentive compensation and options to purchase Common Stock for the remaining term of the agreement, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. In the case of incapacity or death, or termination by the Company without cause (which is defined to include termination after a change in control), all options to purchase Common Stock granted to Mr. Shapiro become fully vested.

     If Mr. Shapiro's employment is terminated by Mr. Shapiro, he will receive no termination payment. However, Mr. Shapiro will be entitled to receive any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. If the Company terminates Mr. Shapiro without notice for cause, no amount will be paid beyond the last day of service by Mr. Shapiro and he will not be entitled to any incentive compensation or options to purchase Common Stock for the year of termination.

     If Mr. Shapiro's employment is terminated by the Company without cause due to a change in control of the Company and thereafter Mr. Shapiro's duties are substantially reduced or negatively altered without his prior written consent, Mr. Shapiro will receive as a termination payment all amounts due under the agreement as base salary, but in any event not less than two years' base salary, plus 50% of such base salary amount in lieu of any incentive compensation and options to purchase Common Stock for the remaining term of the agreement, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination.

     Effective January 1, 1996, the Company and Mr. Shapiro agreed to enter into Amendment No. 1 to the Shapiro Employment Agreement, which extended the termination date of the agreement one year to December 31, 1997 and established Mr. Shapiro's annual base salary as being at least $250,000 from January 1, 1996 through December 31, 1997. Effective April 1, 1997, the Company established Mr. Shapiro's annual base salary as $260,000.

RODRIGUEZ EMPLOYMENT AGREEMENT

     Effective January 1, 1995, the Company entered into a two year employment agreement with Mr. Rodriguez (the "Rodriguez Employment Agreement"). The agreement provides for an annual base salary of at least $176,000 and entitles Mr. Rodriguez to participate in the 1994 Executive Incentive Plan and other fringe benefit plans established by the Company for its executive officers. In the event Mr. Rodriguez's employment is terminated by incapacity, death, or by thirty days' written notice by the Company, Mr. Rodriguez will receive a termination payment equal to one year's base salary, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. In the case of incapacity or death, or termination by the Company without cause (which is defined to include termination after a change in control), all options to purchase Common Stock granted to Mr. Rodriguez become fully vested.

     If Mr. Rodriguez's employment is terminated by Mr. Rodriquez, he will receive no termination payment. However, Mr. Rodriguez will be entitled to receive any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. If the Company terminates Mr. Rodriguez without notice for cause, no amount will be paid beyond the last day of service by Mr. Rodriguez and he will not be entitled to any incentive compensation or options to purchase Common Stock for the year of termination.

     If Mr. Rodriguez's employment is terminated by the Company without cause due to a change in control of the Company and thereafter Mr. Rodriguez's duties are substantially reduced or negatively altered without his prior written consent, Mr. Rodriguez will receive as a termination payment an amount equal to two years' base salary, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. The Rodriguez Employment Agreement had no bearing on Mr. Rodriguez's 1994 compensation.

     Effective January 1, 1996, the Company and Mr. Rodriguez agreed to enter into Amendment No. 1 to the Rodriguez Employment Agreement, which extended the termination date of the agreement one year to December 31, 1997 and established Mr. Rodriguez's annual base salary as being at least $183,000 from January 1, 1996 through December 31, 1997. Effective April 1, 1997, the Company established Mr. Rodriguez's annual base salary as $193,000.

REEDY EMPLOYMENT AGREEMENT

     Effective January 1, 1995, the Company and Mr. Reedy entered in a two year employment agreement (the "Reedy Employment Agreement"). The agreement provides for an annual base salary of at least $185,000 and entitles Mr. Reedy to participate in the 1994 Executive Incentive Plan and other fringe benefit plans established by the Company for its executive officers. In the event Mr. Reedy's employment is terminated by incapacity, death, or by thirty days' written notice by the Company, Mr. Reedy will receive as a termination payment all amounts due under the agreement as base salary, but in any event not less than one year's base salary, plus 50% of such base salary amount in lieu of any incentive compensation and options to purchase Common Stock for the remaining term of the agreement, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. In the case of incapacity or death, or termination by the Company without cause (which is defined to include termination after a change in control), all options to purchase Common Stock granted to Mr. Reedy become fully vested.

     If Mr. Reedy's employment is terminated by Mr. Reedy, he will receive no termination payment. However, Mr. Reedy will be entitled to receive any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. If the Company terminates Mr. Reedy without notice for cause, no amount will be paid beyond the last day of service by Mr. Reedy and he will not be entitled to any incentive compensation or options to purchase Common Stock for the year of termination.

     If Mr. Reedy's employment is terminated by the Company without cause due to a change in control of the Company and thereafter Mr. Reedy's duties are substantially reduced or negatively altered without his prior written consent, Mr. Reedy will receive as a termination payment all amounts due under the agreement as base salary, but in any event not less than two years' base salary, plus 50% of such base salary amount in lieu of any incentive compensation and options to purchase Common Stock for the remaining term of the agreement, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. The Reedy Employment Agreement had no bearing on Mr. Reedy's 1994 compensation.

     Effective January 1, 1996, the Company and Mr. Reedy agreed to enter into Amendment No. 1 to the Reedy Employment Agreement, which extended the termination date of the agreement one year to December 31, 1997 and established Mr. Reedy's annual base salary as being at least $195,000 from January 1, 1996 through December 31, 1997. Effective April 1, 1997, the Company established Mr. Reedy's annual base salary as $205,000.

GOUCHER EMPLOYMENT AGREEMENT

     Effective January 1, 1996, the Company entered into a two year employment agreement with Mr. Goucher (the "Goucher Employment Agreement"). The agreement provides for an annual base salary of at least $188,000 and entitles Mr. Goucher to participate in the 1994 Executive Incentive Plan and other fringe benefit plans established by the Company for its executive officers. In the event Mr. Goucher's employment is terminated by incapacity, death, or by thirty days' written notice by the Company, Mr. Goucher will receive a termination payment equal to one year's base salary, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. In the case of incapacity or death, or termination by the Company without cause (which is defined to include termination after a change in control), all options to purchase Common Stock granted to Mr. Goucher become fully vested.

     If Mr. Goucher's employment is terminated by Mr. Goucher, he will receive no termination payment. However, Mr. Goucher will be entitled to receive any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. If the Company terminates Mr. Goucher without notice for cause, no amount will be paid beyond the last day of service by Mr. Goucher and he will not be entitled to any incentive compensation or options to purchase Common Stock for the year of termination.

     If Mr. Goucher's employment is terminated by the Company without cause due to a change in control of the Company and thereafter Mr. Goucher's duties are substantially reduced or negatively altered without his prior written consent, Mr. Goucher will receive as a termination payment an amount equal to two years' base salary, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. The Goucher Employment Agreement had no bearing on Mr. Goucher's 1994 or 1995 compensation. Effective April 1, 1997, the Company established Mr. Goucher's annual base salary as $200,000.

1994 EXECUTIVE INCENTIVE PLAN

     On January 1, 1994, the Company established the 1994 Executive Incentive Plan. The 1994 Executive Incentive Plan and 1994 Executive Incentive Plan, as Amended Effective January 1, 1996 are described in the Report of Compensation Committee on Executive Compensation.

CHANGE IN CONTROL ARRANGEMENTS

     Certain key employees of the Company and its subsidiaries are covered under the Severance Plan for Eligible Employees of Michael Foods, Inc. and its Subsidiaries (the "Severance Plan") should they be terminated without cause within 24 months following a change in control. Generally, the Severance Plan defines a change in control as occurring when a person acquires the power to elect, appoint or cause the election or appointment of at least a majority of the Board or purchases all or substantially all of the properties and assets of the Company; provided, however, that a change in control does not include certain acquisitions pursuant to a merger, consolidation or sale of properties and assets. Under the Severance Plan, certain key employees would be entitled to receive a lump sum payment equal to two times total annual compensation. Annual compensation is defined as the employee's highest annual rate of salary (excluding bonuses, benefits, allowances, etc.) within the three calendar year periods prior to the date of termination of employment; provided, however, that if the employee has been employed by the Company or a predecessor for less than three years, total annual compensation means the highest annualized salary during the period of employment.

     The Company's severance compensation agreements with Messrs. Ostrander, Shapiro, Rodriguez, Reedy and Goucher are contained in their respective employment agreements (see "-- Ostrander Employment Agreement," "-- Shapiro Employment Agreements," "-- Rodriguez Employment Agreement," "-- Reedy Employment Agreement," and "-- Goucher Employment Agreement") and they are effective upon termination of employment without cause, which includes termination after a change in control of the Company. In the event of a change in control of the Company, all options to purchase Common Stock become fully vested.

DESCRIPTION OF STOCK OPTION PLANS FOR KEY EMPLOYEES

     On March 20, 1987, the Company adopted the 1987 Incentive Stock Option Plan (the "Incentive Stock Option Plan") and the 1987 Non-Qualified Stock Option Plan (the "Non-Qualified Stock Option Plan") (collectively, the "Stock Option Plans"). The Stock Option Plans provided for the grant of options to purchase shares of Common Stock to key employees of the Company and its subsidiaries as determined by the Compensation Committee of the Board (the "Committee"). The aggregate number of shares of Common Stock as to which options could be awarded under the Stock Option Plans was 2,332,700. The maximum aggregate number of shares of Common Stock as to which options could be granted under the Stock Option Plans to any one employee was 337,500 shares. The Stock Option Plans played a critical role in the Company's compensation strategy of providing performance incentives to attract and retain certain key individuals and to give such individuals a direct financial interest in the future success and profitability of the Company.

     The Incentive Stock Option Plan provided for the granting of "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986 (the "Code"). Among other restrictions, any option granted under the Incentive Stock Option Plan could not, in general, be exercised during the first 12 months after the date of its grant, and became exercisable ratably over the first five years. No options were granted under the Incentive Stock Option Plan, which expired in March, 1997. The Non-Qualified Stock Option Plan provided for the granting of options which did not qualify as "incentive stock options" within the meaning of Section 422A of the Code. As with the Incentive Stock Option Plan, options granted under the Non-Qualified Stock Option Plan cannot, in general, be exercised during the first 12 months after the date of grant, become exercisable ratably over the first five years, and expire not later than 10 years after the grant. The option price per share for options granted under the Stock Option Plans was not less than the fair market value of a share of Common Stock on the date of grant. An optionee generally must pay the full exercise price of an option in cash. The Stock Option Plans expired by their terms in March, 1997.

DESCRIPTION OF STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     In 1992, the Board approved a Stock Option Plan for Non-Employee Directors (the "Director Plan"), which was subsequently approved by the Company's shareholders. The purpose of the Director Plan is to aid the Company in attracting and retaining non-employee directors by enabling the acquisition of a financial interest in the Company by non-employee directors through the issuance of shares of Common Stock with respect to his or her services as a director of the Company. The Director Plan memorialized the Company's practice of granting options to purchase Common Stock to non-employee directors upon their election or appointment as a director.

     The Director Plan provides that non-employee directors will receive, upon their initial election or appointment, an option to purchase 5,000 shares of Common Stock at the then fair market value of the Common Stock. The Director Plan also provides for the grant of an option to purchase an additional 5,000 shares of Common Stock upon each director's subsequent five year anniversary of participation on the Board. The options become exercisable in full one year after the date of grant and expire 10 years from the date of grant. The Board currently has six non-employee directors and 40,000 shares of Common Stock are currently subject to options granted to non-employee directors under the Director Plan.

     The number of shares of Common Stock remaining available for issuance under the Director Plan is 110,000. This number will be subject to adjustment in the event of stock splits, reclassifications of shares of Common Stock, recapitalizations, stock dividends or similar adjustments in the Common Stock.

     The Board may amend the Director Plan to conform it to securities laws or other laws, or to comply with stock exchange rules or requirements. However, the Board may not amend the Director Plan to change: (i) the total number of shares of Common Stock as to which options may be granted; (ii) the class of persons eligible to receive options under the Director Plan; (iii) the manner of determining option prices; (iv) the period during which the options may be granted or exercised; or (v) the provisions relating to the administration of the Director Plan by the Board. The Board may terminate the Director Plan without shareholder approval.

OPTION GRANTS IN LAST YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF
                         NUMBER OF      % OF TOTAL                                               STOCK PRICE
                         SECURITIES      OPTIONS       EXERCISE OR                             APPRECIATION FOR
                         UNDERLYING     GRANTED TO     BASE PRICE                               OPTION TERM(4)
                          OPTIONS      EMPLOYEES IN     PER SHARE                            --------------------
        NAME             GRANTED(1)     LAST YEAR       ($/SH)(2)     EXPIRATION DATE(3)      5%($)       10%($)
        ----             ----------    ------------    -----------    ------------------      -----       ------
Gregg A. Ostrander...      44,500          33.1           11.80       01/02/06 & 02/20/06     330,197     836,785
Jeffrey M. Shapiro...       3,000           2.2           11.13                  02/20/06      20,985      53,190
Norman A. Rodriguez..       3,000           2.2           11.13                  02/20/06      20,985      53,190
John D. Reedy........       3,000           2.2           11.13                  02/20/06      20,985      53,190
Bill L. Goucher......      18,000          13.4           11.75       01/02/06 & 02/20/06     133,005     337,065

-------------------------
(1) All options granted are exercisable in cumulative 20% installments commencing one year from date of grant, with full vesting occurring on the fifth anniversary date. Vesting may be accelerated in certain events relating to a change in control of the Company.

(2) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or the tax withholding obligations related to exercises only may also be paid by offset of the underlying shares, subject to certain conditions.

(3) All options have a ten year term, subject to termination of employment.

(4) Potential gains are reported net of the option exercise price, but before taxes associated with exercise. THESE AMOUNTS REPRESENT CERTAIN ASSUMED RATES OF APPRECIATION ONLY. ACTUAL GAINS, IF ANY, ON STOCK OPTION EXERCISES ARE DEPENDENT ON THE FUTURE PERFORMANCE OF THE COMMON STOCK, OVERALL STOCK MARKET CONDITIONS, AS WELL AS THE OPTIONHOLDER'S CONTINUED EMPLOYMENT THROUGH THE VESTING PERIOD. THE AMOUNTS REFLECTED IN THIS TABLE MAY NOT NECESSARILY BE REALIZED.

OPTION EXERCISES IN LAST YEAR AND YEAR END OPTION VALUES

     There were no option exercises by the named executive officers in 1996. The following table provides information related to the number and value of options held at December 31, 1996 by the named executive officers.

                                                                                       VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED                IN-THE-MONEY
                                                       OPTIONS AT YEAR-END          OPTIONS AT YEAR-END($)(1)
                                                   ----------------------------    ----------------------------
                     NAME                          EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                     ----                          -----------    -------------    -----------    -------------
Gregg A. Ostrander.............................      46,000          108,500         175,250         263,313
Jeffrey M. Shapiro.............................      87,343           17,000         384,563          43,125
Norman A. Rodriguez............................      68,782            5,000           7,875          10,125
John D. Reedy..................................      46,860           26,600          93,038          69,525
Bill L. Goucher................................      16,000           42,000          68,000         100,000

-------------------------
(1) The closing price for the Common Stock on December 31, 1996 was $12.75. The value is calculated on the basis of the difference between the option exercise price and $12.75 multiplied by the number of shares of Common Stock underlying the options.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Compensation of the Company's executive officers is based on four components: base salary, incentive cash bonus, incentive Common Stock bonus and Common Stock option awards. Base salary is fixed by contract in the case of the Chief Executive Officer and certain other executive officers. The employment agreements, which specified 1996 base salary levels, between the Company and Mr. Ostrander, Mr. Shapiro, Mr. Rodriguez and Mr. Reedy were entered into in early 1995 and were subsequently amended, while Mr. Goucher's 1996 base salary was established in an employment agreement effective as of January 1, 1996. Mr. Ostrander's original employment agreement was entered into in early 1994. The named executive officers' compensation for 1996 was determined principally by reference to those agreements. See "Executive Compensation -- Ostrander Employment Agreement," "-- Shapiro Employment Agreements," "--Rodriguez Employment Agreement," "-- Reedy Employment Agreement," and "-- Goucher Employment Agreement."

     The Company has established the base salary for its executive officers, including the Chief Executive Officer, by reference to competitive salaries of executives with similar positions and responsibilities. These base salaries are established through negotiations and are not dependent upon the Company's performance. As part of this process, the Company has referenced national executive compensation studies. In the case of the named executive officers, the compensation provided for under their employment agreements for 1996 was principally determined by recommendations made by the Chief Executive Officer to the Committee. The Compensation Committee ("Committee") believes the Company should provide the Chief Executive Officer and other executive officers with base salaries that are competitive with those offered by food companies of comparable size. In late 1993, the Company reviewed a study prepared for it by a national firm specializing in executive compensation and determined that the compensation of its executive officers at that time was generally at, or below, that of persons in similar positions at U. S. food companies of comparable size. It is unclear whether any of those companies are within the S & P Food Group used in the Stock Price Performance Graph (see "Stock Price Performance Graph"). In 1996, executive officers' annual base salary adjustments were made which aggregated approximately $84,000 as compared to the base salary levels which prevailed as of December 31, 1995. Of this amount, $15,000 was pursuant to Mr. Ostrander's employment agreement, $12,000 was pursuant to Mr. Shapiro's employment agreement, $7,000 was pursuant to Mr. Rodriguez's employment agreement, $10,000 was pursuant to Mr. Reedy's employment agreement, and $9,000 was pursuant to Mr. Goucher's employment agreement, with the balance paid to other executive officers.

     The Committee periodically reviews its compensation criteria and programs to consider changing business conditions and the Company's needs. In recognition of the Company's changing needs, the incentive compensation plan which had been in effect since 1988 was terminated as of January 1, 1994 and was replaced by the 1994 Executive Incentive Plan. The 1994 Executive Incentive Plan provides for three incentive components: cash awards, Common Stock awards and Common Stock option awards. All participants in the 1994 Executive Incentive Plan are eligible to earn awards under the first two components, with cash awards being limited to a maximum of 75% of base salary and with Common Stock awards being limited to a maximum of 25% of base salary. Additionally, certain executive officers can qualify for Common Stock option awards if a targeted earnings per share level is met for a given year.

     The 1994 Executive Incentive Plan rewards participants upon the attainment of specific performance goals. Corporate executives are rewarded based upon the attainment of the Company's earnings per share growth targets and operating company executives are rewarded partially based upon individual operating company growth in profit before taxes and partially based upon overall corporate earnings per share growth. Cash awards under the 1994 Executive Incentive Plan are dependent upon attainment of annually established guidelines, or targets, determined by the Chief Executive Officer and approved by the Committee. The purpose of the 1994 Executive Incentive Plan is to incent and reward the senior management of the Company for delivering or exceeding their annual operating plan and to motivate those executives to be planning and focusing on long-term earnings growth. There is no provision for incentive awards when there is a decrease in earnings year-over-year at the appropriate business unit level, except at the discretion of the Chief Executive Officer with the concurrence of the Committee. In addition, the 1994 Executive Incentive Plan attempts to foster longer-term performance by tying Common Stock awards to year-over-year earnings per share growth over a three year period.

     As described above, all participants are eligible to receive cash awards and Common Stock awards under the 1994 Executive Incentive Plan. Cash awards are determined by the relative attainment of target profit amounts using a scale of increasing percentages, which starts at the attainment of 94% of the target profit amount, with maximum awards achieved upon the attainment of 110% of the target profit amount. The calculation of the relative performance level, in turn, determines the percent of a participant's base salary which can be awarded under the cash award component of the 1994 Executive Incentive Plan. Maximum incentive cash awards are: 75% of base salary for corporate executive officers and operating company presidents, 56.3% of base salary for other officers and 37.5% of base salary for key employees. A modification was made to the 1994 Executive Incentive Plan in 1995, with the minimum threshold of annual earnings per share growth necessary for the Common Stock option grant component to become effective, which had been 20%, being established at 15%.

     Effective January 1, 1996, the Committee established target levels for 1996 and approved the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996 ("1996 Executive Incentive Plan"). Among modifications made in the 1996 Executive Incentive Plan was an increased weighting of the Company's earnings per share performance, relative to the target level, in determining the cash awards operating company participants can achieve. There was also a reduction in the top of the scale (i.e., determination of the maximum award level) used in determining the portion of cash incentive awards tied to the relative corporate earnings per share performance from 110% to 105% of the target earnings per share amount.

     For 1996, there was a $35,267 cash incentive award paid to a named executive officer (Mr. Rodriguez) under the 1996 Executive Incentive Plan, with Mr. Ostrander earning no cash incentive award. The award was determined in accordance with the 1996 Executive Incentive Plan based upon the achieved 1996 profit before bonuses and taxes as compared to the target level at the executive's operating company.

     Common Stock awards are triggered by the Company attaining at least 15% year-over-year earnings per share growth. Earnings per share for this purpose are computed on the basis of corporate profits before bonuses and taxes. Common Stock incentive awards are 25% of base salary for corporate executive officers and operating company presidents, 18.8% of base salary for other officers and 12.5% of base salary for key employees. When the 15% earnings per share growth threshold is achieved, participants receive a fixed percentage of their base salary, as previously described, dependent upon their participation level in the 1996 Executive Incentive Plan. This is an "all or nothing" award. That is, if the 15% earnings per share growth threshold is not achieved, the Common Stock incentive award opportunity for that year is forfeited. Fifty percent of the earned Common Stock award amount vests immediately in the year it is earned, with 30% vesting the next year if at least 15% earnings per share growth is achieved in the second year, and the remaining 20% vesting the subsequent year if at least 15% earnings per share growth is achieved in the third year.

     For 1996, there were no Common Stock incentive awards paid to participants in the 1996 Executive Incentive Plan. Additionally, for 1996, there were no incentive awards in the form of Common Stock option grants under the 1996 Executive Incentive Plan.

     In early 1997, the Committee commissioned a study prepared by a national firm specializing in executive compensation. The study indicated that the Company's salary structure and longer-term compensation incentives for its senior executive officers were generally below those levels prevailing in the market for companies of similar annual sales and assets, including, specifically, food companies of comparable size. Based upon these findings, the Committee revised its base salary determinations for certain executive officers, including Mr. Ostrander, which were effective as of April 1, 1997. See "Executive Compensation -- Ostrander Employment Agreement," "-- Shapiro Employment Agreements," "-- Rodriguez Employment Agreement," "-- Reedy Employment Agreement," and "-- Goucher Employment Agreement."

     The Company has no policy with respect to Section 162(m) of the Code, which precludes a deduction by any publicly-held corporation for certain compensation paid to any covered employee to the extent that the compensation for the taxable year exceeds $1,000,000.

                                          The Compensation Committee

                                          Miles E. Efron, Chairman
                                          Maureen B. Bellantoni
                                          Richard A. Coonrod

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five years ended December 31, 1996 with the cumulative total return on the S&P 500 Index and the S&P Food Group Index. The comparison assumes $100 was invested on December 31, 1991 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

        MEASUREMENT PERIOD               MICHAEL           FOODS-500        S&P 500 INDEX
      (FISCAL YEAR COVERED)            FOODS, INC.
DEC 91                                            100                100                100
DEC 92                                          69.26              99.77             107.62
DEC 93                                          55.97              91.55             118.46
DEC 94                                          70.33             102.34             120.03
DEC 95                                          84.21             130.54             165.13
DEC 96                                          94.01             154.67             203.05

                               SECURITY OWNERSHIP

     The following table sets forth certain information as of April 1, 1997 with respect to the beneficial holdings of each person or entity known by the Company to own beneficially more than 5% of the outstanding Common Stock.

                                                               NUMBER OF SHARES       PERCENT
                      NAME AND ADDRESS                       BENEFICIALLY OWNED(1)    OF CLASS
                      ----------------                       ---------------------    --------
State of Wisconsin Investment Board.........................       1,795,000            8.5%
P.O. Box 7842
Madison, WI 53707
Arthur J. Papetti...........................................       1,597,727            7.6%
480 South Horizon Way
Neshanic Station, NJ 08853
4J2R1C Ltd. Partnership.....................................       1,588,489            7.5%
6479 City West Pkwy.
Eden Prairie, MN 55344
3J2R Ltd. Partnership.......................................       1,459,514            6.9%
6479 City West Pkwy.
Eden Prairie, MN 55344
Sanford C. Bernstein & Co., Inc.............................       1,233,334            5.9%
One State Street Plaza
New York, NY 10004

-------------------------
(1) Owned of record and beneficially, except as otherwise noted.

     The following table sets forth certain information as of April 1, 1997 with respect to the beneficial holdings of each director and nominee, each named executive officer and all executive officers and directors as a group.

                                                               NUMBER OF SHARES       PERCENT
                  NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED(1)    OF CLASS
                  ------------------------                   ---------------------    --------
Directors and Nominees:
  Arvid C. Knudtson.........................................         6,000(2)           *
  Gregg A. Ostrander........................................        90,237(3)           *
  Maureen B. Bellantoni.....................................           200              *
  Richard A. Coonrod........................................         6,000(2)           *
  Miles E. Efron............................................       245,000(2)           1.2%
  Joseph D. Marshburn.......................................         5,000(2)           *
  Jeffrey J. Michael........................................     3,063,123(2)(4)       14.6%
  Arthur J. Papetti.........................................     1,597,727              7.6%
  Stephen T. Papetti........................................       798,864              3.8%
Executive Officers:
  Jeffrey M. Shapiro........................................       197,330(5)           *
  Norman A. Rodriguez.......................................        79,649(6)           *
  John D. Reedy.............................................        69,104(7)           *
  Bill L. Goucher...........................................        33,659(8)           *
  All Directors and Executive Officers as a Group: (18
     persons)...............................................     6,376,148(9)          29.6%

-------------------------
 *  Less than 1%

(1) Owned of record and beneficially, except as otherwise noted.

(2) Includes 5,000 shares of Common Stock as to which Messrs. Coonrod, Efron, Knudtson, Marshburn, and Michael each have the right to acquire beneficial ownership within 60 days by the exercise of options granted to non-employee directors upon their election or appointment. See "Description of Stock Option Plan for Non-Employee Directors."

(3) Includes 76,900 shares of Common Stock as to which Mr. Ostrander has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

(4) Includes two limited partnership holdings of 1,588,489 and 1,459,514 shares of Common Stock, respectively, as noted in the above table of holders of 5% or more of the Common Stock, of which Mr. Michael disclaims beneficial ownership, except to the extent of his pecuniary interest in the limited partnerships' assets.

(5) Includes 91,943 shares of Common Stock as to which Mr. Shapiro has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

(6) Includes 70,382 shares of Common Stock as to which Mr. Rodriguez has the right to acquire beneficial ownership within 60 days by the exercise of options granted and 1,668 shares of Common Stock held in an Individual Retirement Account.

(7) Includes 53,860 shares of Common Stock as to which Mr. Reedy has the right to acquire beneficial ownership within 60 days by the exercise of options granted and 10,000 shares of Common Stock held for his benefit in a Money Purchase Pension (Keogh) Account.

(8) Includes 27,600 shares of Common Stock as to which Mr. Goucher has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

(9) Includes 120 shares and 750 shares of Common Stock held in two executive officers' Individual Retirement Accounts, 384 shares of Common Stock held in a Simplified Employee Plan for an executive officer, 144 shares of Common Stock held by two minor daughters of an executive officer and 488,847 shares of Common Stock as to which certain executive officers and directors have the right to acquire beneficial ownership within 60 days by the exercise of options granted.

                 RATIFICATION OF THE 1997 STOCK INCENTIVE PLAN
                OF MICHAEL FOODS, INC. AND AFFILIATED COMPANIES

     Subject to ratification by shareholders at the Annual Meeting, the Board has adopted the proposed 1997 Stock Incentive Plan of Michael Foods, Inc. and Affiliated Companies (the "Plan"). The Board believes that the Plan will provide an incentive for eligible employees to promote the success, and enhance the value, of the Company by linking the personal interests of such persons to those of the Company's shareholders. The Board also believes that the Plan will provide flexibility to the Compensation Committee of the Board (the "Committee") in its ability to motivate, attract, and retain the services of executives and other employees and persons upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent. The Plan is intended to replace the 1987 Non-Qualified Stock Option Plan and 1987 Incentive Stock Option Plan, both of which plans were previously approved by the shareholders, but expired in March, 1997.

     The Plan provides the Committee with the discretion to make grants during the life of the Plan to key employees, officers, consultants or independent contractors providing services to the Company or its affiliates. Grants can be in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock-based awards.

     Since the number and identity of persons to whom awards may be granted, and the form of such awards, are at the discretion of the Committee, and such decisions have not yet been determined, it is not possible at this time to provide specific information as to the class of persons who will be eligible to participate in the Plan, the approximate number of persons in such class or to state the basis of such participation.

     The following is a summarized description of the Plan. A copy of the Plan is attached hereto as Appendix A. In the event this summary differs from the Plan attached hereto, the Plan shall govern.

DURATION OF THE PLAN

     If approved by the Company's shareholders, the Plan will become effective as of March 13, 1997 and will remain in effect, subject to the right of the Board to terminate or amend the Plan, until all shares have been purchased or acquired, but not after March 12, 2006.

ADMINISTRATION OF THE PLAN

     The Plan will be administered by the Committee, which shall have the authority, among other items to: select persons to whom awards are granted, determine the size and type of awards, and determine the terms and conditions of such awards in a manner consistent with the Plan.

SHARES SUBJECT TO THE PLAN

     One million (1,000,000) shares of Common Stock will be available under the Plan. However, in the event any shares covered by an award or to which an award relates are not purchased or are forfeited, or in the event an award otherwise terminates without delivery of any shares of Common Stock, or in the event previously acquired shares of Common Stock are tendered or shares of Common Stock otherwise issuable are withheld to exercise an option, the related shares of Common Stock will again be available for grant.

STOCK OPTIONS

     Stock options approved by the Committee may be in the form of Non-Qualified Stock Options ("NQSOs"), Incentive Stock Options ("ISOs"), or a combination thereof. Grants of ISOs must fulfill the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price per share under any option will be established by the Committee, but must equal at least one hundred percent (100%) of the fair market value of a share of Common Stock on the date of the option grant, and such price may not subsequently be changed by the Committee except as provided in the Plan. The term of each option will be fixed by the Committee, but in no event shall an option have a term extending beyond ten years from the date the option is granted. Options will be subject to such terms and conditions and will be exercisable at such time or times as determined by the Committee, but in no event shall an option be exercisable earlier than one year from the date the option is granted.

     Options may be exercised by payment of the exercise price in cash, in previously acquired shares of Common Stock, by withholding shares of Common Stock which otherwise would be acquired on exercise, or any combination thereof as determined by the Committee. The Committee, in its sole discretion, will establish a participant's rights to exercise a stock option in the event the participant's employment is terminated, with such rights to be reflected in the participant's award agreement.

     Generally, an option granted under the Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the optionee to whom granted, may be exercised only by such optionee. However, the Committee has the authority to permit options to be transferred to members of the optionee's immediate family and certain family trusts or partnerships.

     Subject to terms and conditions established by the Committee and applicable law, the Committee may grant "reload" options separately or together with another option, pursuant to which the participant would be granted a new option if the Committee authorizes the payment of the exercise price of a previously granted option by the delivery of shares of Common Stock owned by the participant, or if the Committee authorizes the tendering or forfeiture of shares as payment of the amount to be withheld under applicable income tax laws in connection with the exercise of an option. Any reload option would be an option to purchase the number of shares not exceeding the sum of (a) the number of shares of Common Stock provided as consideration upon the exercise of the previously granted option to which such "reload" option relates, and (b) the number of shares of Common Stock tendered or forfeited as payment of the amount to be withheld under applicable income tax laws in connection with the exercise of the option to which such "reload" option relates. Such "reload" options must have a per share exercise price equal to the fair market value of the Common Stock as of the date of grant of the new option.

STOCK APPRECIATION RIGHTS

     A Stock Appreciation Right ("SAR") entitles the holder to receive, upon exercise, for each SAR exercised, the difference between the fair market value of a share of Common Stock on the date of exercise over the grant price of each SAR, multiplied by the number of shares with respect to which the SAR is exercised. SARs may be granted independent of any other award, in lieu of a related option, or in tandem with a related option. Subject to the terms and conditions of the Plan, SARs may be granted to a participant at any time and from time to time as determined by the Committee.

     The grant price per share of any SAR will be established by the Committee, but must equal at least one hundred percent (100%) of the fair market value of a share of Common Stock on the date the SAR is granted. The term of each SAR will be fixed by the Committee, and it is expected that no SAR will have a term extending beyond ten years from the date of grant. SARs will be subject to such terms and conditions and will be exercisable at such time or times as determined by the Committee.

     The value of a SAR may be paid in cash, in shares of Common Stock, or in some combination, as determined by the Committee. A participant's right to exercise a SAR, if any, in the event the participant's employment is terminated, will be established by the Committee in its sole discretion, such rights to be reflected in the participant's award agreement.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

     A restricted stock award consists of a grant of Common Stock to a participant, which is subject to a substantial risk of forfeiture and the transfer of which is subject to restrictions which lapse upon the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee. This period of restriction is established by the Committee at the time of grant. A restricted stock unit consists of the right to receive a share of Common Stock (or cash payment equal to the fair market value of such a share) at some future date.

     Restricted stock granted under the Plan will be evidenced by the issuance of a stock certificate or certificates, which will be held by the Company until the lapse of any period of restriction. In the case of restricted stock units, no certificates will be issued at the time such awards are granted. Generally, a participant's rights to receive restricted stock will forfeit in the event a participant's employment is terminated prior to vesting; provided, however, that the Company may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to shares of restricted stock or restricted stock units.

PERFORMANCE AWARDS

     Subject to the terms of the Plan, performance awards may be granted to participants at any time as determined by the Committee. A Performance Award granted under the Plan: (i) may be denominated or payable in cash, shares of Common Stock (including, without limitation, restricted stock), other securities or awards or other property, and (ii) shall confer upon the holder the right to receive payments, in whole or in part, upon the achievement of such performance goals, as established by the Committee, during such performance period as the Committee may establish. Such awards will be subject to the terms of the Plan and any applicable award agreement.

OTHER STOCK-BASED AWARDS

     Subject to the terms of the Plan, other stock-based awards may be granted to a participant at any time as determined by the Committee. The Committee has complete discretion to determine the amount of the award, and such grants may be denominated or payable in, valued or otherwise based upon or related to, shares of Common Stock (including without limitation, securities convertible into shares of Common Stock), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee determines the terms and conditions of such awards, provided, however, that in no event shall the purchase price for any shares of Common Stock purchasable in connection with any such award be less than one hundred percent

(100%) of the fair market value of such shares of Common Stock or other securities as of the date such purchase right is granted.

CERTAIN ADJUSTMENTS

     In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar corporate event, affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable or appropriate, adjust any or all of: (1) the number and kind of shares (or other securities or other property) which thereafter may be made the subject of awards, (2) the number and kind of shares (or other securities or other property) subject to outstanding awards, and (3) the purchase or exercise price, with respect to any award; provided, however, the number of shares subject to any option or award shall always be a whole number.

AMENDMENTS TO AWARDS

     The Committee may waive any condition of, or rights of the Company under any outstanding award, prospectively or retroactively. However, the Committee may not alter, suspend, discontinue or terminate any outstanding award, prospectively or retroactively, without the consent of the participant or holder or beneficiary thereof, except as otherwise provided in the Plan.

AMENDMENT OF PLAN

     The Board may amend or terminate the Plan at any time, subject to any requirement of shareholder approval required by applicable law, rule or regulation.

FEDERAL INCOME TAX CONSIDERATIONS

     Under current law, the federal income tax treatment of awards under the Plan is summarized below:

          NQSOS: The grant of a NQSO has no tax consequences to the Company or to the participant. The exercise of a NQSO will require a participant to include in his or her taxable ordinary income the amount by which the fair market value of the acquired shares of Common Stock on the exercise date exceeds the option price. Upon a subsequent sale or taxable exchange of shares of Common Stock acquired upon NQSO exercise, a participant will recognize long- or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares.

          Subject to certain requirements imposed by Section 162(m) of the Internal Revenue Code, the Company will be entitled to a deduction at the same time and in the same amount as the participant is in receipt of income in connection with his or her exercise of a NQSO.

          ISOS: The grant of an ISO has no tax consequences to the Company or the participant. If the participant exercises an ISO and does not dispose of the acquired shares of Common Stock within the later of two years after the grant of the option and one year after the date of exercise, the participant will realize no taxable income, the Company will not be entitled to any tax deduction and any gain or loss that is realized on a subsequent disposition of such shares will be treated as long-term capital gain or loss. However, for purposes of computing the participant's alternative minimum tax (if any), the spread between the option price and the Common Stock's fair market value on the date of ISO exercise is treated as income.

          If any participant exercises an ISO before the end of the above-stated holding period, the participant will be treated as having exercised a NQSO for tax purposes (see above). The Company also will receive NQSO tax treatment upon exercise.

          SARS: There are no tax consequences to the Company or the participant upon the grant of a SAR. Upon exercise of the SAR, the participant will be deemed to have received taxable ordinary income in the amount of any cash plus the fair market value of any shares of Common Stock issued or transferred as a result of the exercise. Subject to certain requirements imposed by Section 162(m) of the Internal Revenue Code, the Company will receive a tax deduction in the same amount, at the same time.

          RESTRICTED STOCK AND RESTRICTED STOCK UNITS: Upon the lapse of restrictions imposed on restricted stock (i.e., when the stock is no longer subject to a substantial risk of forfeiture), a participant will recognize taxable ordinary income equal to the fair market value of the Common Stock as of the date of vesting. The participant may, however, elect to recognize taxable income at the time of grant equal to the fair market value of the Common Stock at that time. Subject to certain requirements imposed by
     Section 162(m) of the Internal Revenue Code, the Company will receive a tax deduction in the same amount, at the same time.

          PERFORMANCE AWARDS: There are no tax consequences to the Company or the participant upon the grant of performance awards. Upon payout of the awards, the participant will recognize taxable ordinary income in the amount of the payout. Subject to certain requirements imposed by Section 162(m) of the Internal Revenue Code, the Company will receive a tax deduction in the same amount, at the same time.

          OTHER AWARDS: The tax consequences to the participant and the Company will be considered in the design and implementation of such an award.

          TAX WITHHOLDING: With respect to any income tax withholding requirements imposed upon the occurrence of a taxable event to a participant, subject to approval by the Committee, a participant may elect to have the Company withhold shares to satisfy the participant's income tax withholding obligations.

          SECTION 162(M): Under Section 162(m) of the Internal Revenue Code, compensation paid by the Company in excess of $1 million for any taxable year to a "Covered Employee" generally is not deductible by the Company or its affiliates for federal income tax purposes unless it is based on the performance of the Company as measured by goals established by a Compensation Committee of "outside directors", is paid pursuant to a plan approved by shareholders of the Company, and meets certain other requirements. Generally, Covered Employee under Section 162(m) means the chief executive officer and four other highest-paid executive officers of the Company as of the last day of the taxable year. It is presently intended that the Committee will at all times consist of "outside directors" as defined for purposes of Section 162(m), and that the Committee will take the effect of Section 162(m) into consideration in granting awards under this Plan.

FURTHER INFORMATION

     Please see Appendix A, which presents the proposed Plan in its entirety, for additional information.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of shares of Common Stock present and entitled to vote at the Annual Meeting at which a quorum is present is required to ratify the proposed 1997 Stock Incentive Plan of Michael Foods, Inc. and Affiliated Companies. If approved, the Plan would become effective as of March 13, 1997.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE 1997 STOCK INCENTIVE PLAN OF MICHAEL FOODS, INC. AND AFFILIATED COMPANIES.

                APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board recommends that the shareholders ratify the Board's appointment of Grant Thornton LLP as independent auditors of the Company for the year ending December 31, 1997. Grant Thornton LLP has served as the Company's principal auditors since the Company's formation in 1987.

     Representatives of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions.

                       SHAREHOLDER PROPOSALS FOR THE 1998
                         ANNUAL MEETING OF SHAREHOLDERS

     Any shareholder who wishes to present a proposal for action at the next Annual Meeting of Shareholders and who wishes to have it set forth in the Proxy Statement and identified in the form of proxy prepared by the Company must notify the Company in such manner so that such notice is received by the Secretary by January 1, 1998. Any such proposal must be in the form required under the rules and regulations promulgated by the Securities and Exchange Commission.

                                 OTHER MATTERS

     The Board knows of no other matters that are intended to be brought before the Annual Meeting. If other matters, of which the Board is not aware, are presented for action, it is the intention of the proxies named in the enclosed form of proxy to vote on such matters in their sole discretion.

                                          By Order of the Board of Directors,
                                          /s/Jeffrey M. Shapiro
                                          Jeffrey M. Shapiro
                                          Executive Vice President and Secretary

April 25, 1997

                                                                      APPENDIX A

              1997 STOCK INCENTIVE PLAN OF MICHAEL FOODS, INC. AND
                              AFFILIATED COMPANIES

I. PURPOSE

     The purpose of the 1997 Stock Incentive Plan of Michael Foods, Inc. and Affiliated Companies (the "Plan") is to afford an incentive to key employees of Michael Foods, Inc. (the "Company") and its affiliates to acquire an equity interest in the Company, to encourage such employees to increase their efforts on behalf of the Company and remain in its employ, and to more closely align the interests of such key employees with those of the Company's shareholders.

II. DEFINITIONS

     As used in the Plan, the following terms shall have the meanings set forth below:

          A. "Affiliate" shall mean any entity that, directly or through one or more intermediaries, is controlled by the Company.

          B. "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or other stock-based award granted under the Plan.

          C. "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

          D. "Board of Directors" shall mean the board of directors of the Company.

          E. "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          F. "Committee" shall mean the committee appointed by the Board of Directors to administer the Plan pursuant to Section III. If the Board fails to appoint a committee, the Committee shall be the Board of Directors.

          G. "Common Stock" shall mean common stock, par value $.01, of the Company.

          H. "Eligible Employee" shall be any key employee, officer, consultant or independent contractor providing services to the Company or an Affiliate as determined by the Committee.

          I. "Fair Market Value" of Common Stock on any day shall mean the fair market value of the Common Stock determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, for purposes of the Plan, the fair market value of the Common Stock on a given date, if there shall be a public market for the Common Stock, shall be the closing price of the Common Stock as reported by any exchange on which the Common Stock is then traded or the closing price on such date as reported by any generally recognized inter-dealer quotation system.

          J. "Incentive Stock Option" shall mean a stock option granted under
     Section VI.A. of the Plan that is intended to meet the requirements of
     Section 422 of the Code or any successor provision.

          K. "Non-Qualified Stock Option" shall mean a stock option granted under Section VI.A. which is not intended to be an Incentive Stock Option.

          L. "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

          M. "Optionee" shall mean a Participant who is granted an Option.

          N. "Participant" shall mean an Eligible Employee who has been granted an Option or other Award under the Plan.

          O. "Performance Award" shall mean any right granted under Section VI.D. of the Plan.

          P. "Restricted Stock" shall mean any Share granted under Section VI.C. of the Plan.

          Q. "Restricted Stock Unit" shall mean any unit granted under Section VI.C. of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

          R. "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

          S. "Shares" shall mean shares of Common Stock.

          T. "Stock Appreciation Right" shall mean any right granted under
     Section VI.B. of the Plan.

III. ADMINISTRATION

     The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock or Restricted Stock Units; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash or Shares, or canceled, forfeited or suspended;
(vii) determine whether, to what extent, and under what circumstances cash, Shares or other Awards or amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem proper for the administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee whose determination shall be final, conclusive and binding upon any Participant, beneficiary of any Award and any employee of the Company or any Affiliate.

IV. SHARES AVAILABLE FOR AWARDS

     A. SHARES AVAILABLE. Subject to adjustment as provided in Section VII.C., 1,000,000 Shares shall be available for granting Awards under the Plan. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. In addition, any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, or in connection with the satisfaction of tax obligations relating to an Award in accordance with the provisions of Section VIII of the Plan, shall again be available for granting Awards under the Plan.

     B. ACCOUNTING FOR AWARDS. For purposes of this Section IV, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available to granting Awards under the Plan.

V. ELIGIBILITY

     Employees eligible to participate in the Plan and receive Options and Awards under the Plan shall consist of key employees of the Company and Affiliates as determined by the Committee.

VI. AWARD

     A. OPTIONS. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

          1. Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option.

          2. Option Term. The term of each Option shall be fixed by the Committee, but in no event shall the term exceed ten (10) years from the date the Option is granted.

          3. Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made, but in no event shall any Option be exercisable earlier than one year from the date the Option is granted.

          4. Transferability of Options. Except as provided below, an Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution and, during the lifetime of the Optionee, may be exercised only by such Optionee. Notwithstanding the foregoing, the Committee may determine that an Option may be transferred by the Optionee to one or more members of the Optionee's immediate family, to a partnership of which the only partners are members of the Optionee's immediate family, or to a trust established by the Optionee for the benefit of one or more members of the Optionee's immediate family. The Optionee's immediate family shall be limited to the Optionee's spouse, parents, children, grandchildren and the spouses of such persons. No further transfers of an Option may be made beyond the transfers permitted above and a transferred Option shall remain subject to the provisions of the Plan and any Award Agreement evidencing any Award granted under the Plan.

          5. Reload Options. The Committee may grant "reload" options separately or together with another Option, pursuant to which, subject to the terms and conditions established by the Committee and any applicable requirements of Rule 16b-3 or any other applicable law, the Participant would be granted a new Option when the payment of the exercise price of a previously granted Option is made by the delivery of Shares of the Company's Common Stock owned by the Participant; or when Shares are tendered or forfeited as payment of the amount to be withheld under applicable income tax laws in connection with the exercise of an Option, which new Option would be an Option to purchase the number of Shares not exceeding the sum of (a) the number of Shares provided as consideration upon the exercise of the previously granted Option to which such "reload" Option relates; and (b) the number of Shares tendered or forfeited as payment of the amount to be withheld under applicable income tax laws in connection with the exercise of the Option to-which such "reload" Option relates. Such "reload" Options shall have a per share exercise price equal to the Fair Market Value as of the date of grant of the new Option.

     B. STOCK APPRECIATION RIGHTS. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of: (i) the Fair Market Value of one (1) Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall be not less than one hundred percent (100%) of the Fair Market Value of one (1) Share on the date of the grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock

Appreciation Rights shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

     C. RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

          1. Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

          2. Stock Certificates. Any Restricted Stock granted under the Plan shall be evidenced by the issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear the appropriate legend referring to the restrictions applicable to such Restricted Stock. In the case of Restricted Stock Units, no certificates shall be issued at the time such Awards are granted.

          3. Forfeitures; Delivery of Shares. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee), during the applicable restriction period, all shares of Restricted Stock and all Restricted Stock Units at such time subject to restriction, shall be forfeited and reacquired by the Company; provided, however, that the Company may, when it finds that waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. Certificates representing Shares of Restricted Stock that are no longer subject to restriction shall be delivered to the holder thereof promptly after the applicable restrictions lapse or are waived. Upon the lapse or waiver of restrictions and the restricted stock period relating to Restricted Stock Units evidencing the right to receive Shares, certificates for such Shares shall be issued and delivered to the holders of the Restricted Stock Units.

     D. PERFORMANCE AWARDS. The Committee is hereby authorized to grant Performance Awards to Participants subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan: (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities or Awards or other property; and (ii) shall confer upon the holder the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance period as the Committee may establish.

     E. OTHER STOCK BASED AWARDS. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to, Shares (including without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan; provided, that if at the time of such grant the Company has a class of securities registered under the Securities Exchange Act of 1934, such grants must comply with Rule 16b-3 and applicable laws. The Committee shall determine the terms and conditions of such Awards. In no event shall the purchase price for any Shares purchasable in connection with any such Award be less than one hundred percent (100%) of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

     F. GENERAL PROVISIONS.

          1. Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted alone or in addition to, in tandem with or in substitution for any other Award.

          2. Form of Payment Under Award. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee may determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof).

          3. Restrictions. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such transfer restrictions as the Committee may deem advisable under the Plan and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

VII. AMENDMENT AND TERMINATION; ADJUSTMENT

     Except to the extent prohibited by applicable law and unless otherwise expressly provided in an award agreement or in the Plan:

     A. AMENDMENTS TO THE PLAN. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval: (i) would cause Rule 16b-3 to become unavailable with respect to the Plan; or (ii) would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.

     B. AMENDMENTS TO AWARDS. The Committee may waive any condition of, or rights of the Company under any outstanding Award, prospectively or retroactively. The Committee may not alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the Participant or holder or beneficiary thereof, except as otherwise provided herein.

     C. ADJUSTMENTS. In the event that any dividend or other distribution, whether in the form of cash, Shares, other securities or other property, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Plan or under an Award, the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, adjust any or all of: (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards; (ii) the number and type of Shares (or other securities or other property) subject to outstanding awards; and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

     D. CORRECTION OF DEFECTS, OMISSIONS AND INCONSISTENCIES. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

VIII. INCOME TAX WITHHOLDING

     In order to comply with applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist the Participant in paying all federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by: (i) electing to have the Company withhold a portion of Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes; or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

IX. GENERAL PROVISIONS

     A. NO RIGHT TO AWARD. No employee, Participant, or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Employees, Participants or holders or beneficiaries of Awards under the Plan.

     B. DELEGATION. The Committee may delegate to one or more officers of the Company or a committee of such officers the authority, subject to such terms and limitations as the Committee shall determine, to grant awards to key employees who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

     C. AWARD AGREEMENTS. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company.

     D. NO LIMIT ON OTHER COMPENSATION AGREEMENTS. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements and such arrangements may be either generally applicable or applicable only in specific cases.

     E. NO RIGHT TO EMPLOYMENT. The grant of an Award shall not be construed as giving the Participant the right to be retained in the employ of the Company or its Affiliates. In addition, the Company or its Affiliates may, at any time, dismiss a Participant from employment.

     F. GOVERNING LAW. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the internal laws of the State of Minnesota without consideration of any conflict of law rules.

     G. NO TRUST FUND CREATED. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payment from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company.

     H. NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award.

X. EFFECTIVE DATE AND TERM

     Subject to approval by the shareholders of the Company at the regular meeting of shareholders next following approval of the Plan by the Board of Directors of the Company, the Plan shall be effective as of the date of its adoption by the Board of Directors of the Company and shall continue in effect for a period of ten (10) years thereafter unless earlier terminated as provided herein.

                                 DETACH HERE                       MIC 2


                               MICHAEL FOODS, INC.
                        324 PARK NATIONAL BANK BUILDING
                             5353 WAYZATA BOULEVARD
                         MINNEAPOLIS, MINNESOTA  55415
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                     PROXY

     The undersigned hereby appoint Gregg A. Ostrander and Jeffrey M. Shapiro as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Michael Foods, Inc. held of record by the undersigned on April 7, 1997, at the Annual Meeting of Shareholders to be held on June 5, 1997, or any adjournment thereof.







                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                SEE REVERSE SIDE

                                  DETACH HERE                             MIC 2

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

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

1.  ELECTION OF DIRECTORS                                       2. PROPOSAL TO RATIFY THE 1997 STOCK INCENTIVE PLAN OF MICHAEL
                                                                   FOODS, INC. AND AFFILIATED COMPANIES.
    NOMINEES:  MAUREEN B. BELLANTONI, RICHARD A.
    COONROD, MILES E. EFRON, ARVID C. KNUDTSON,
    JOSEPH D. MARSHBURN, JEFFREY J. MICHAEL, GREGG A.                                     FOR      AGAINST      ABSTAIN
    OSTRANDER, ARTHUR J. PAPETTI, STEPHEN T. PAPETTI                                      [  ]       [  ]        [  ]

               FOR         WITHHELD                             3. PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP as
               [  ]          [  ]                                  the independent auditors of the Corporation for the year ending
                                                                   December 31, 1997.
                                            MARK HERE                                     FOR      AGAINST      ABSTAIN
    [  ]_____________                      FOR ADDRESS                                    [  ]       [  ]         [  ]
        For all nominees except            CHANGE AND   [  ]
        as noted above                     NOTE BELOW
                                                                4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
                                                                   This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this Proxy will be voted for Proposals 1, 2 and 3.

                                                             PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE
                                                             ENCLOSED ENVELOPE.

                                                             Please sign exactly as name appears at left.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full titles as such.
                                                             If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign by authorized person.





Signature_____________________  Date: ________________     Signature _______________________________  Date: _______________________


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